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Important Additional Information Regarding the Redomestication Has Been Filed with the SEC

In connection with the Agreement and Plan of Merger (as amended, the “Agreement”), dated as of October 9, 2008, as amended, by and among Transocean Inc. (“Transocean-Cayman”), Transocean Ltd., a Swiss corporation and wholly-owned subsidiary of Transocean-Cayman (“Transocean-Switzerland”), and Transocean Cayman Ltd., a company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Transocean-Switzerland (“Transocean-Acquisition”), pursuant to which Transocean-Cayman would merge by way of schemes of arrangement under Cayman Islands law with Transocean-Acquisition, with Transocean-Cayman as the surviving company (the “Transaction”), Transocean-Cayman has filed with the SEC a definitive proxy statement dated October 31, 2008. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE REDOMESTICATION AND TRANSOCEAN. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Security holders and other interested parties may also obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046, telephone 713-232-7694. In connection with the Transaction, Transocean-Cayman plans to relocate its principal executive offices from the Cayman Islands and Houston, Texas to Geneva, Switzerland. The Transaction and the relocation of Transocean’s principal executive offices are referred to together as the “Redomestication.”

Transocean and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from its shareholders with respect to the Redomestication. Information about these persons is set forth in Transocean’s definitive proxy statement filed with the SEC and dated October 31, 2008. Shareholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Transocean’s shareholders generally, by reading the definitive proxy statement and other relevant documents regarding the Redomestication that will be filed with the SEC.

Forward-Looking Statements

The statements made in this earnings call transcript with respect to the Redomestication, benefits, timing and effects of the Redomestication, financial performance, and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, an inability to realize expected benefits from the Redomestication or the occurrence of difficulties in connection with the Redomestication, an inability to obtain waivers from our lenders in connection with the Transaction, any unanticipated costs in connection with the Redomestication, worldwide demand for oil and gas, oil and gas prices, the level of activity in offshore oil and gas exploration, development and production, exploration success by producers, competition and market conditions in the offshore contract drilling industry, the ability to enter into and the terms of future drilling contracts, risks of international operations and compliance with foreign laws, political and other uncertainties inherent in non-U.S. operations, including exchange and currency fluctuations, the impact of governmental laws and regulations, the adequacy of sources of liquidity, changes in the tax laws, the effect of litigation and contingencies, fluctuations in the value of Transocean-Cayman’s shares and other factors discussed in Transocean-Cayman’s definitive proxy statement dated October 31, 2008, Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, and in Transocean-Cayman’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

Conference Call Transcript

RIG-Q3 2008 Transocean Inc. Earnings Conference Call

November 5, 2008 9:00 a.m. CT

CORPORATE PARTICIPANTS

Gregory Panagos

Transocean Inc.—VP, IR & Communications

Bob Long

Transocean Inc.—CEO

Greg Cauthen

Transocean Inc.—SVP & CFO

Terry Bonno

Transocean Inc.—VP, Marketing

Steven Newman

Transocean Inc.—President & COO

CONFERENCE CALL PARTICIPANTS

Ian Macpherson

Simmons & Co.—Analyst

Geoff Kieburtz

Weeden & Co.—Analyst

Waqar Syed

Tristone Capital—Analyst

Angie Sedita

Macquarie Securities—Analyst

Robin Shoemaker

Citigroup—Analyst

Arun Jayaram

Credit Suisse—Analyst

Jud Bailey

Jefferies & Co.—Analyst

Collin Gerry

Raymond James—Analyst

Mike Drickamer

Morgan Keegan—Analyst

Dan Krasner

RBS Greenwich Capital—Analyst

Kurt Hallead

RBC Capital Markets—Analyst

David Smith

JPMorgan—Analyst

Dan Pickering

Tudor, Pickering, Holt—Analyst

Alan Laws

Merrill Lynch—Analyst

PRESENTATION

Operator

Good day, everyone. Welcome to the third-quarter 2008 results conference call for Transocean Inc. Today’s conference is being recorded. At this time for opening remarks and introductions, I would like to turn the conference over to Mr. Gregory Panagos, Vice President of Investor Relations and Communications. Please go ahead, sir.

Gregory Panagos - Transocean Inc. - VP, IR & Communications

Thank you, Anthony. Good morning and welcome to Transocean’s third-quarter 2008 earnings conference call. A copy of the third-quarter press release covering our financial results, along with supporting statements and schedules, is posted on the Company’s website at deepwater.com. We have also posted a file containing four charts that will be discussed during this morning’s call. That file can be found on the Company’s website by selecting Investor Relations followed by Quarterly Toolkit.

With me this morning on the call are Bob Long, our Chief Executive Officer; Steven Newman, our Chief Operating Officer; Greg Cauthen, Senior Vice President and Chief Financial Officer; and Terry Bonno, Vice President of Marketing.

Before I turn the call over to Bob Long, I would like to point out that, during the course of this conference call, participants may make certain forward-looking statements regarding various matters related to our business and Company that are not historical facts, including future financial performance, operating results and the prospects for the contract drilling business.

As you know, it is inherently difficult to make projections or other forward-looking statements in a cyclical industry since the risks, assumptions and uncertainties involved in these forward-looking statements include the level of crude oil and natural gas prices, rig demand and operational and other risks, which are described in the Company’s most recent Form 10-K and other filings with the US Securities and Exchange Commission.

Should one or more of these risks and uncertainties materialize or underlying assumptions be incorrect, actual results may vary materially from those indicated. Also note that we will use various numerical measures on the call today that are or may be considered non-GAAP financial measures under Reg G. You’ll find the required supplemental financial disclosures for these measures, including the most directly comparable GAAP measure and an associated reconciliation on our website at www.deepwater.com under Investor Relations, Non-GAAP Financial Measures and Reconciliations. And for your convenience, non-GAAP financial measures and reconciliation tables are included with today’s press release.

Our website also includes schedules detailing operating and maintenance costs, other revenue, deferred revenue and revenue efficiency at Investor Relations, Financial Reports.

Finally, under News and Events and Webcast and Presentations, we posted slides detailing average contracted day rate by rig type, out-of-service rig months, operating and maintenance cost trends and contract backlog. That concludes the preliminary details. I’ll now turn the call over to Bob.

Bob Long - Transocean Inc. - CEO

Thanks, Greg. Good morning, everyone. As usual, after some introductory comments from myself, I’ll ask Greg to cover the results of the quarter in some detail and Terry will comment briefly on the market.

I would like to start by assuring everyone that the fundamentals of our business remain sound. We recently contracted a newbuild we have under construction at HHI at a very attractive rate and continue to see a lot of interest from operators in additional deepwater capacity.

I know there are a lot of questions and concerns about the potential impact of the price of oil, the sanctity of our backlog and the potential impact of the financial crisis on our liquidity. In regards to the price of oil, I think most deepwater projects are economic at $60 oil and we have seen no change in interest from our customers regarding additional deepwater capacity or renewal of existing deepwater capacity.

In the mid-water floater and jackup business, there are some areas, like the North Sea, where I expect $60 oil may have some impact on the margin given the small reserve size and the number of smaller players, but in the big picture, I think that the overall impact on our business will not be significant if oil stays at or above $60.

Our backlog is solid. Over 70% of our backlog is with A-rated companies or NOCs and about 90% with investment-grade companies. Contractually, we have a very strong position and I am not overly concerned about the risks that our customers will be unable to fulfill or seek to avoid fulfilling their payment commitments represented by the backlog.

In regards to the financial crisis, while the duration and impact are difficult to predict, I don’t believe that liquidity should be a significant issue for us. We have over $1 billion in cash and have enjoyed continuing access to the CP market throughout these unusual times, albeit frequently borrowing overnight and at higher rates than before the crisis.

I also think there are some positive aspects of the current environment for us. For example, the combination of a softening labor market, a slowing or stopping of newbuild orders, a stronger dollar and collapsing commodity prices, including steel, should result in some pullback in cost escalation. We might also see some cancellations in newbuild orders, which would be good for us and for our industry. In addition, I believe our employees will realize the benefit of working for a financially-disciplined, established company with excellent long-term career opportunities.

In summary, the fundamentals of our business continue to be strong. We have seen no indication from our customers that the current environment has changed their near-term or long-term plans and we continue to focus on operating safely and efficiently while keeping an eye out for opportunities that may become available in the present market.

Our third-quarter results did come in just a bit below consensus estimates. The results were negatively impacted by $44 million of costs associated with an operational incident that we had on a mid-water floater in West Africa, which resulted in a loss of a riser string. The rig is currently back in operation having gone back to work last month. With that, I will ask Greg to take you through the Q3 results and some comments on what to expect in Q4 and in 2009. Greg?

Greg Cauthen - Transocean Inc. - SVP & CFO

Thanks, Bob and good morning to everyone. In the third quarter of 2008, we had net income of $1.106 billion, or $3.44 per diluted share. This compares to net income of $1.107 billion or $3.45 per diluted share in the second quarter of 2008. Third-quarter net income was adversely impacted by increased operating and maintenance costs of $44 million, or $0.14 per share, related to the dropped riser incident on the Sedneth 701.

Contract drilling revenues for the third quarter were $2.699 billion as compared to $2.587 billion in the second quarter. The increase was primarily related to a previously anticipated reduction in shipyard projects and the commencement of higher day rate contracts. These increases were partially offset by an increase in exceptional downtime and a decrease in revenue efficiency, which fell to 93.9% versus 95.3% in the second quarter.

Other revenues increased in the third quarter to $350 million from $325 million in the second quarter. This increase was primarily related to an increase in integrated services and increased activity related to our combined drilling management services and oil and gas properties.

Contract intangible revenues in the third quarter decreased to $143 million from $190 million in the second quarter. The decrease was due to the previously anticipated reduction in amortization each quarter since the merger. Total revenues were $3.192 billion for the third quarter compared to $3.102 billion for the second quarter with the increase in contract drilling revenue and other revenue partially offset by the decrease in contract intangible revenues.

Contract drilling revenue in the fourth quarter of 2008 and the full year 2009 is expected to benefit from the commencement of higher day rate contracts, as shown on chart one, as well as the commencement of operations of five of our ultra-deepwater newbuilds and our second deepwater upgrade, the Sedco 706.

For the fourth quarter of 2008, we expect the financial impact of out-of-service time to be consistent with the third quarter. For 2009, the expected increase in revenues discussed above is expected to be partially offset by an increase in lost revenues from shipyard projects despite the reduction in expected shipyard days as shown on chart two. This is caused by higher average revenues for rigs in shipyard in 2009 versus 2008 due to both an expected increase in day rates, as well as an increase in the proportion of shipyards involving high-specification rigs.

Noncash contract intangible revenues are expected to decrease $133 million in the fourth quarter of 2008. For the full year 2008, contract intangible revenues are expected to be $690 million and then decline to $281 million in 2009 and further decline to $98 million in 2010.

The detail by quarter and for all future years for the noncash contract intangible revenues are shown on our website schedules. The anticipated decline in noncash contract intangible revenues has no impact on our future cash flow, but does partially offset some of the expected increase in cash contract drilling revenues.

We expect other revenue in 2008 to be roughly $1.175 billion to $1.225 billion with approximately $800 million related to the noncontract drilling segment, approximately $200 million related to integrated services and approximately $200 million related to recharge revenue. In 2009, we expect other revenue to be roughly $950 million to $1.050 billion with approximately $650 million related to the noncontract drilling segment, approximately $200 million related to integrated services and approximately $150 million related to recharge revenue. This expected decline in other revenue is primarily due to a decrease in activity in our noncontract drilling segment caused by lower commodity prices and limited access to capital for our noncontract drilling customers. As discussed below, due to the low-margin nature of this business, we expect any decrease in noncontract drilling revenue to be largely offset by a reduction in the related costs.

Operating and maintenance expenses in the third quarter were $1.426 billion versus $1.364 billion in the second quarter as shown on chart three. The increase in operating and maintenance expenses was primarily related to exceptional downtime, including the estimated $44 million related to the dropped riser incident on the Sedneth 701 offshore Angola.

Operating and maintenance expense also increased due to an increase in activity in our non-drilling business and a previously anticipated increase in maintenance costs as major maintenance projects from prior quarters were postponed and completed in the third quarter. These increases were partially offset by previously anticipated decreases in major shipyard projects.

We expect our total operating and maintenance costs for 2008 to be between approximately $5.3 billion and $5.4 billion, which includes approximately $1.070 billion of expected costs related to our low-margin other revenue items, including our drilling management services, oil and gas, integrated services and recharges.

Our 2008 cost guidance is similar to the guidance we gave on last quarter’s call with the increase in the low end of the range related primarily to the previously discussed exceptional downtime, mostly offset by decreases in costs due to the recent strengthening of the US dollar.

We expect our 2009 operating and maintenance expenses to range between $5.45 billion and $5.7 billion, which includes roughly $900 million of expected costs related to our low-margin other revenue items. The expected year-over-year increase in operating and maintenance costs primarily relates to an increase in shipyard costs, an increase in activity with the commencement of operations of five of our newbuilds and the second deepwater upgrade and general cost inflation. These increases are partially offset by the decrease in costs related to Other Revenue items discussed above and the impact on costs of the recent strengthening of the US dollar.

We currently expect contract drilling segment cost growth for 2009 to be approximately 8% to 11%. This is lower than our previous guidance due to the combination of a softening labor market, an expected reduction in the rate of price increases in shipyards, a strengthening US dollar and declining commodity prices, including steel. The low end of the range assumes today’s exchange rates continue in 2009, while the high end of the range assumes the exchange rates in 2009 revert back to where they were a few months ago. Roughly 40% of any change in costs due to changes in exchange rates is expected to be offset by a corresponding change in revenue due to the portion of our contracts that are denominated in local currency.

General and administrative expenses were $46 million in the third quarter compared to $45 million in the second quarter. We expect general and administrative expenses for the fourth quarter of 2008 to be roughly $50 million and for the full year of 2009 to be between $210 million and $220 million. The increases in both the fourth quarter 2008 and the full year 2009 are primarily related to the costs associated with the redomestication we announced in October.

Depreciation expense was $336 million in the third quarter compared to $337 million in the second quarter. For the fourth quarter 2008, we expect depreciation expense to be roughly $340 million and for the full year of 2009 to be roughly $1.45 billion. The expected increase in depreciation expense from approximately $1.38 billion in 2008 to approximately $1.45 billion in 2009 is primarily related to the expected commencement of operations of five of our newbuilds and the second deepwater upgrade during 2009.

Capital expenditures in the third quarter 2008 were $514 million versus $420 million in the second quarter with the increase primarily related to the timing of shipyard payments on newbuilds and upgrades. We expect capital expenditures for the full year 2008 to be roughly $2.8 billion with approximately $1.9 billion related to construction of the nine of our 10 newbuild rigs where we incur capital expenditures, roughly $200 million related to our two deepwater upgrades, all including capitalized interest and the remaining $700 million related to contractually required upgrades, fleet spares, sustaining capital equipment, non-drilling segment capital, facilities and information technology.

We expect cash-related capital expenditures for the full year of 2009 to be roughly $3 billion with approximately $1.9 billion related to the construction of the nine of our 10 newbuilds where we incur capital expenditures, including capitalized interest and the remaining $1.1 billion related to contractually required upgrades, fleet spares, sustaining capital equipment, non-drilling segment capital, facilities and information technology.

In addition, we expect the commencement of operations of the Petrobras 10,000 to result in an additional $750 million of noncash-related capital expenditures in 2009 from the accounting treatment of the Petrobras capital lease.

Interest expense, net of amounts capitalized and interest income, decreased to $93 million in the third quarter versus $101 million in the second quarter. The decrease primarily related to our continued repayment of debt. Our total debt decreased from approximately $15.3 billion at June 30 to approximately $14.8 billion at September 30. We expect our interest expense, net of amounts capitalized and interest income, to increase to roughly $115 million in the fourth quarter of 2008, which is net of an estimated $21 million of expected capitalized interest. This increase is due to an expected increase in the cost of our short-term debt, the impact of the renewal of our commercial paper backstop facility and the reduction in capitalized interest, partially offset by declining debt balances.

Our estimate of interest expense assumes short-term interest rates remain at current levels, continued repayment of debt and no additional newbuild commitment.

US GAAP rules have recently changed to require that accounting for convertible notes be split between their equity and debt components. This change will be effective in 2009 and will require retroactive restatement of our prior year’s financials. If this change were in effect for 2008, our interest expense, net of amounts capitalized in the third quarter of 2008, would have increased by roughly $45 million and our total debt and total equity at September 30, 2008 would have decreased and increased respectively by $677 million.

For the full year 2008, we expect our interest expense, net of amounts capitalized and interest income, would be roughly $615 million if this change were in effect for 2008. We expect our interest expense, net of amounts capitalized and interest income, to be roughly $548 million for the full year of 2009, which includes $200 million of noncash adjustments related to our converts and is net of an estimated $137 million of expected capitalized interest. This estimate assumes short-term interest rates remain at current levels, continued repayment of debt and no additional newbuild commitments.

For the third quarter and the first nine months of 2008, our annual effective tax rate was 15.1% and 13.3% respectively. We expect our annual effective tax rate for the fourth quarter 2008 to be roughly 13% and for the full year of 2009 to be between 13% and 15%.

Finally, in light of the continued credit crisis, I would like to briefly comment on our liquidity position. At September 30, we had over $800 million of cash and at October 31, we had approximately $1 billion of cash. In addition, we had investments in two money market funds at the Reserve Fund at September 30 and October 31 of $392 million and $354 million respectively, net of estimated losses. These funds were previously classified as cash and are now in liquidation and thus are classified as short-term investments in our financial statements. We expect to receive half of the Reserve Fund balances before the end of 2008 and the remainder in 2009.

In addition, we have a $2 billion revolving credit facility and a $1.5 billion commercial paper backstop facility for additional liquidity. Today, we have drawn approximately $400 million on the revolver, have almost another $200 million supporting letters of credit and we have approximately $1.2 billion in commercial paper outstanding. We are currently in the process of renewing the commercial paper backstop facility and currently expect the facility size to be approximately $1 billion after renewal. Once the commercial paper backstop facility is renewed, we should have almost $1.3 billion of available capacity on our bank lines. We also generated roughly $1.3 billion of operating cash flow in the third quarter of 2008 and expect this quarterly operating cash flow to increase during 2009.

Over the last month, we have continued to access the commercial paper market, although frequently, only accessing overnight and at much higher costs than we had seen before. We do expect our average interest rate on floating-rate debt to go from around 3.2% in the third quarter to around 4% in the fourth quarter. We continue to generate significant cash flow supported by our $41 billion of revenue backlog as shown on chart four. This backlog represents almost $19 billion of free cash flow backlog versus almost $15 billion in total debt.

We are carefully monitoring this relationship as we continue to target a level of total debt that is no more than $5 billion less than our free cash flow backlog. We currently expect to continue to use our cash flow to reduce our debt. And with that, I will turn it over to Terry for the marketing outlook.

Terry Bonno - Transocean Inc. - VP, Marketing

Thanks, Greg and good morning to everyone. Since our last conference call, the world has experienced some extraordinary events. Despite this period of financial turmoil and decreasing oil and gas prices, our team has successfully executed approximately $3 billion in new contracts since our last call.

I will begin with a discussion of our recently announced contract with ExxonMobil on the HHI newbuild, which is a five-year contract commencing Q4 2010 at $650,000 a day for operations in Brazil and $640,000 per day for operations in the US Gulf of Mexico. This newbuild contract further strengthens our already solid customer base and solidifies our long-term relationship with ExxonMobil. We believe that this fixture is further evidence of the long-term fundamental strength of our business, particularly in the deepwater space.

Other high-specification contracting activity since our last call included the GSF Explorer, priced option extension of three months at $450,000 per day with BP in Angola and the MG Hulme one-year contract at $495,000 per day, net of tax with Gazprom in Libya. We do not believe that the fundamentals of supply and demand have changed for deepwater rigs in the Gulf of Mexico, West Africa and Brazil. As a result, we expect that we will continue to see substantial incremental demand for deepwater rigs in these areas, as well as in emerging areas like India, Indonesia and Mexico.

Given the limited availability of deepwater units from established contractors, combined with the possibility that many of the currently uncontracted newbuilds may not be delivered on time, if at all, we believe that the deepwater market may be significantly undersupplied in the coming years.

We are also continuing our pursuit of the seasonal operations in the Arctic with our project team working very hard to develop an Arctic solution for our clients. Additionally, the Norwegian market remains strong with several outstanding tender requirements for harsh environment semis and jackups.

Moving on to the mid-water floater market, we continue to see multiyear demand in the traditional provinces in addition to growth opportunities in Australia and Libya. We have also contracted most of our mid-water fleet in the North Sea into 2010. For example, we were recently awarded a three-year contract for the Paul B. Loyd in the North Sea at $480,000 a day, commencing Q2 2009. We also contracted each of the Sedco 700 in Nigeria, the Sedco 704 in the North Sea and the Sedco 714 in the North Sea at rates above $400,000 per day, together adding four years and $600 million to the backlog. We also contracted the Transocean Legend on a one-well program in the Philippines at $550,000 per day, after which it will mob to Australia for a one-year program at $450,000 a day.

Moving to the jackup market. We have also experienced another very active quarter, evidenced by a number of fixtures at attractive rate and terms. For example, some recent jackup fixtures include the Parameswara at $168,000 per day for two years, plus 2X1-year priced options also at $168,000 per day. The Harvey Ward and the Shelf Explorer were both awarded 18-month contracts at $150,000 per day with Talisman in Malaysia, the High Island VII for 12 wells in Cameroon for Total at $170,000 per day, the Trident 14 for one-year option extension in Angola for Chevron at $195,000 per day.

The GSF Labrador I was extended for three wells in the UK at $205,000 per day, after which it will work for Dana Petroleum for a one-well program also in the UK at $220,000 per day. The Highland V at $175,000 per day for 180 days in the Congo for ENI and finally, the Trident 4 at $170,000 per day for two wells in Nigeria for Afren.

Overall, we expect jackup demand to remain steady through the end of 2008 and the first half of 2009 in the Middle East, Mexico, Southeast Asia, North Sea and West Africa. However, a lack of demand visibility, coupled with an anticipated increase in supply, causes us to remain cautious about the jackup market beyond the first half of 2009. That concludes my discussion on the market, so I will turn it back to you, Bob.

Bob Long - Transocean Inc. - CEO

Thanks, Terry. I think with that, we are ready to address some questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Ian Macpherson, Simmons & Co.

Ian Macpherson - Simmons & Co. - Analyst

Hey, good morning. Nice results. I guess I wanted to ask maybe a first question about the opportunity with the Arctic rig or rigs. If you could provide any color on what is being considered there in terms of contract terms and what the rig would look and cost like.

Terry Bonno - Transocean Inc. - VP, Marketing

Well, I think that — good morning, Ian. I think what we are doing right now is we are still in discussions on developing the design and trying to look at how the design works out and the pricing of the vessels, but we are still in the early stages. And so we are, again, just working on that and hopefully, we will be able to come up with a solution that will be very attractive to our clients.

Ian Macpherson - Simmons & Co. - Analyst

Okay. It looks like the free cash flow and backlog progressed this quarter against a relatively stable revenue backlog number. If that is correct, I just want to understand if future new construction, future newbuilds would basically be neutral to your free cash flow backlog number or if they would necessarily improve it or diminish it.

Bob Long - Transocean Inc. - CEO

I think that if we got into any additional newbuilds on our traditional criteria of 80% simple payback, would marginally reduce our backlog because the 20% that we don’t have covered would cause a slight degradation in the backlog cash flow.

Greg Cauthen - Transocean Inc. - SVP & CFO

Right, and the reason why this quarter the free cash flow backlog improved proportionally versus the revenue backlog is a combination of continuing to actually pay CapEx on our existing newbuild commitments without adding any additional newbuilds, as well as the impact of the change in the exchange rates, which improve our costs more than they improve our revenues since we are only — more than they decrease our revenues since we are only about 40% hedged there.

Ian Macpherson - Simmons & Co. - Analyst

Got it. Thanks, Greg. If I can get one more quick one, just to clarify what I heard for ‘09, O&M costs, you said $5.45 billion to $5.7 billion and that includes a reduced component from your other non-drilling and integrated services?

Greg Cauthen - Transocean Inc. - SVP & CFO

That’s correct. So that includes roughly $900 million from the other non-drilling components.

Ian Macpherson - Simmons & Co. - Analyst

Got it. Great. Okay, thank you.

Operator

Geoff Kieburtz, Weeden & Co.

Geoff Kieburtz - Weeden & Co. - Analyst

Thanks, good morning. Bob, I guess a number of the other drillers and I think yourself in your prepared comments referenced the opportunities that are being created by the current economic environment. I was wondering if you could discuss a little bit how that development is affecting your thoughts about this backlog to debt relationship. It does seem to open up some new investment opportunities. How are you thinking about that?

Bob Long - Transocean Inc. - CEO

Jeff, I don’t think it has too much influence on our cash flow backlog and our thoughts there. There are some opportunities. We have had some approaches by a number of the new players in the industry who have construction ongoing since this capital market crisis developed. I am not optimistic that there is going to be a lot of opportunity that we will actually want to take advantage of. If you think about the number of rigs that are out there under construction, many of them are for delivery in late 2010 or 2011 or even later. They generally have not had steel cut on them, so the owner has very little money in them at this stage. Hence, not much opportunity to get a significant discount because, basically, you are buying a shipyard slot and have to pay the cost to build the rig. We are not particularly interested in doing that and we are certainly not going to do anything like that on speculation without having a contract before we commit.

I think also we need to think about whether or not we would actually want to do that because I think it might be better for the industry if those rigs never got built as opposed to somebody like us coming in and continuing the effort to get them delivered. If we did get into anything like that, where we finally got an opportunity that met our criteria that we thought was a very good price and we were able to get to the contract for the rig before we committed, that would have a fairly small impact on our cash flow backlog and our plans for what we do with our cash, unless we were buying a rig that was almost immediately ready for delivery where we would have to come out-of-pocket right away with a lot of cash. Most of them are going to take cash over several years, so it won’t have a big impact.

Geoff Kieburtz - Weeden & Co. - Analyst

Okay. And so are you implying that you don’t see any attractive opportunities that might require an immediate outlay of significant cash?

Bob Long - Transocean Inc. - CEO

I don’t see any attractive opportunities right now. The price expectations of the people who are looking to find an alternative for themselves are not what we would consider to be a good deal for us.

Geoff Kieburtz - Weeden & Co. - Analyst

Okay. If I could ask a question of Greg, in talking about the CapEx outlook for ‘09, it seemed like you were implying that the maintenance CapEx would rise from around $700 million this year to about $1 billion next year. Did I understand that correctly and can you elaborate a little bit?

Greg Cauthen - Transocean Inc. - SVP & CFO

That certainly is what we are forecasting. Although I want to call that maintenance CapEx that includes a lot of shipyards, we have a lot of our big rigs that are in shipyards. Next year, some of our newbuilds that were delivered in ‘99, 2000 are coming up on their 10-year SPSes, so you are starting to see CapEx on some of those. So it is not maintenance CapEx per se, but it does relate to the number of high spec shipyards that we are having next year.

Geoff Kieburtz - Weeden & Co. - Analyst

Okay and partly related to the number of newbuilds that came in about 10 years ago?

Greg Cauthen - Transocean Inc. - SVP & CFO

That’s right. We are seeing a concentration with all those newbuilds delivered over a couple of years, so we are seeing a concentration of our SPS involvement.

Geoff Kieburtz - Weeden & Co. - Analyst

Okay, and just lastly, in looking at the fleet status report, one pattern that did seem to kind of jump out is that almost all of your planned shipyard stays looked like they extended since the last fleet status report. Are you continuing to see tightness in shipyard capacity or is that - is there some other reason behind that?

Steven Newman - Transocean Inc. - President & COO

Geoff, I think that is just a reflection of a very thorough budgeting exercise that we have just gone through where we have really asked our field folks to take a good hard look at the work scopes and make sure they are providing us with reasonable estimates of the time required to complete those work scopes.

Geoff Kieburtz - Weeden & Co. - Analyst

All right, thank you.

Operator

Waqar Syed, Tristone Capital.

Waqar Syed - Tristone Capital - Analyst

Hi, my question relates to Petrobras, and you have seen the number of rigs that they have contracted. Some of them could be in jeopardy, owing to different reasons. Do you know what Petrobras’ actions are going to be now? Are they looking to re-contract or are they talking to you guys and others about additional rigs at this stage?

And what do you think — at what price does the economics for the Tupi project work?

Bob Long - Transocean Inc. - CEO

Well, Petrobras is talking to us continuously because we have a pretty large operation down there. But they are not confirming anything in respect of whether or not any of the capacity that they have already contracted for may be in jeopardy. So as far as we know, all 12 of those rigs are still going to be contracted, although there are rumors in the industry that a number of them may not be.

What Petrobras is going to do as a result of that is not — they have not made that known yet. It is clear that both Petrobras and a number of the IOCs who have interest down there are going to need incremental rigs. How quickly they try and get them at this point we’re not uncertain. We don’t know any definitive plans on their part. And I am not sure we can comment on the economics of Tupi.

Waqar Syed - Tristone Capital - Analyst

Okay. Thank you very much. That’s all I have.

Operator

Angie Sedita, Macquarie Securities.

Angie Sedita - Macquarie Securities - Analyst

Thanks, good morning guys. Bob, you alluded to the North Sea and concerns potentially in the market with the independence in the region. And interestingly, so far we are seeing sublets in the North Sea less than the average, although the J.W. McLean does have a sublet by Petro-Canada. Are you expecting an increase in the sublets, and what was the motivation behind Petro-Canada in subletting that rig?

Bob Long - Transocean Inc. - CEO

I will let Terry comment on the motivation if she knows. I am not aware of the motivation. We are not seeing a lot of indications yet in the North Sea, but we are aware of several small operators who have canceled a well or two that has caused some availability on at least one semi up there.

The other farmouts that we are aware of I don’t think are a result of the current situation. There have been a number of farmouts going on in the North Sea for a fair amount of time now. They haven’t been farmed out to our knowledge at discount rates. So they just — i suggests to me that the operators, when they contracted the rigs, already had plans to farm it out. Terry, can you add anything to that?

Terry Bonno - Transocean Inc. - VP, Marketing

Yes, I don’t have any other knowledge of the motivation of the farmout with Petro-Canada.

Angie Sedita - Macquarie Securities - Analyst

Okay. And then separately, I would assume you haven’t, but just to confirm, you haven’t reconsidered or considering this credit market and the state of the macro conditions that we are in as far as the debt level versus your backlog, you still expect to stay status quo as far as your number versus the backlog?

Bob Long - Transocean Inc. - CEO

That is a guideline that we established in terms of when we might consider returning cash to shareholders and we haven’t achieved that level yet. We have been focused on paying down debt until we achieve it and obviously, in the current market, I think it is prudent to continue focusing on paying down debt. So we have not considered changing that guideline.

At the same time, we haven’t got to the point where we need to make a decision about returning cash because we are not at the guideline and given our redomestication, assuming that that is approved, then any action in terms of returning cash to shareholders would not be decided on until the shareholder meeting in May. So right now, it is status quo.

Angie Sedita - Macquarie Securities - Analyst

Okay. And then a follow-up regarding that is, obviously, you eventually will reach that point in 2009 and in the past, you have been a proponent of buying back stock. Considering the significant multiple premium that Diamond has had with the special dividend, have you considered or are you looking at a combination of both buying back stock, as well as potentially a special dividend versus only buying back stock?

Bob Long - Transocean Inc. - CEO

We’ve considered everything, Angie. We have looked at regular dividend, special dividend, stock repurchase and combinations. We have not made any firm decisions and we will keep everything on the table until we do have to make the decision.

Angie Sedita - Macquarie Securities - Analyst

Great, thanks. That’s all I have.

Operator

Robin Shoemaker, Citigroup.

Robin Shoemaker - Citigroup - Analyst

Thank you. Bob, regarding the North Sea, continuing on that theme, could you talk about the floater versus the jackup market there in terms of any anticipated weakness you may see and how is this going to impact the sale of the Arctic II and the Arctic IV?

Bob Long - Transocean Inc. - CEO

Again, I will ask Terry to comment on the difference in the floater market and the jackup market. I am not aware of any particular weakness or incidents in the jackup market at this point. And it is difficult for us to comment on what is going to happen with the Arctic II and Arctic IV. We have not yet had our meeting with the OFT to determine what the parameters are going to be given that the arrangement that we had has fallen through kind of at the last minute here. So it would be premature of us to try to discuss that until we have had some conversation with the OFT.

Terry Bonno - Transocean Inc. - VP, Marketing

Just a comment on the difference in the market, the markets remain steady and have pretty solid backlog through 2009 and into 2010. So we don’t see a weakening. In fact, we see that there is some significant demand that hasn’t been fulfilled. So we don’t see the weakening that you are alluding to.

Robin Shoemaker - Citigroup - Analyst

Okay. So Bob then, on the original OFT agreement, was there a date specified by which you would be required to divest those two rigs and are we approaching that date?

Bob Long - Transocean Inc. - CEO

There was a date that we agreed on with the OFT and we are very close to that date. I don’t remember exactly what it is, but the OFT has indicated a willingness to extend that date for a couple of weeks until we can have a discussion and see where we are going to go from there.

Robin Shoemaker - Citigroup - Analyst

Okay. And is the Northern Offshore transaction definitively off the table now or is there some possibility that that could go through?

Bob Long - Transocean Inc. - CEO

I think the transaction that we had originally teed up with them is definitively off the table. Whether or not we can structure a different transaction with them is still a possibility, but early days there.

Robin Shoemaker - Citigroup - Analyst

Okay, thank you.

Operator

Arun Jayaram, Credit Suisse.

Arun Jayaram - Credit Suisse - Analyst

Good morning, guys. Greg, implicit in your interest expense guidance for 2009 and obviously, including the impact from the changes in accounting on the convert, how much debt reduction is implicit in that interest guidance for next year?

Greg Cauthen - Transocean Inc. - SVP & CFO

We have basically assumed that all of our free cash flow will go into debt reduction. So I will let you do that math, but that was the assumption that we would continue to use our free cash flow to reduce debt.

Arun Jayaram - Credit Suisse - Analyst

Okay, fair enough. Second question relates to the HDHE market in the North Sea, which has been a little bit weak relative to the standard jackup market. I guess my question is — know that the Norwegian part of that market looks to be strong with some tenders out there. Can the M class or Galaxy class rigs work there and if so, are you participating in those tenders?

Terry Bonno - Transocean Inc. - VP, Marketing

We are currently bidding into those tenders and we have looked at the Galaxy class going into Norway. So I think that, with some upgrades to the rigs, we are able to do that. And we do have them bid, so we are very encouraged by what is going on in that sector.

Arun Jayaram - Credit Suisse - Analyst

Okay, thank you. A couple of quick follow-ups. Greg, what is the current interest rate you are paying on an overnight basis on your CP?

Greg Cauthen - Transocean Inc. - SVP & CFO

Oh, I think it is around 4.25, something like that.

Arun Jayaram - Credit Suisse - Analyst

Okay. Last quick question. I guess regarding the redomestication or potential redomestication to Switzerland, have you had any discussions with the S&P regarding what would happen if that passed in terms of your inclusion in the S&P 500 index?

Bob Long - Transocean Inc. - CEO

No, the S&P standard is that they will not make that decision until the actual move is approved and they are not inclined to discuss the situation with us. So they are going to make their decision based on their criteria when the time comes.

Arun Jayaram - Credit Suisse - Analyst

Okay, thanks a lot, Bob.

Operator

Jud Bailey, Jefferies & Co.

Jud Bailey - Jefferies & Co. - Analyst

Thank you. Good morning. Bob, on the last call, you had indicated you might see a day rate close to $700,000 a day on the ultra-deepwater market. Given the current commodity price environment, is that still something you think is achievable or should expectations be ratcheted down somewhat on that front?

Bob Long - Transocean Inc. - CEO

Well, I do think I said I was optimistic that a day rate of $700,000 might be achieved this year. That is the way I felt earlier. I am no longer optimistic that we will see those rates this year. I haven’t given up hope that we might see them next year. I am not sure in terms of the commodity price that — we haven’t seen any impact on the supply/demand situation, particularly deepwater, from what has gone on in the markets here recently. So I am not sure that an oil price in the $65 or $75 range is going to have much impact on whether or not that day rate barrier is ultimately achieved.

I think it is going to be a supply/demand situation and right now, the psychology is certainly weighing on the market. With all the uncertainty going on as a result of the financial markets, as well as the pullback in the oil price, operators are certainly pausing and they are using this environment as a reason to negotiate very hard. So our ability to push day rates higher in the near term I think is going to be a bit difficult. But longer term, we still see the fundamental supply/demand situation for deepwater to be very, very good.

Jud Bailey - Jefferies & Co. - Analyst

Okay. And next question is for Greg. Greg, I believe you said — implicit in your cost assumptions for next year, did you say one of the assumptions was a little bit weaker labor market? If that was the case, are you already starting to see that or is that just an assumption you are making given the global economy?

Greg Cauthen - Transocean Inc. - SVP & CFO

I will tell you, Jud, what we saw in the third quarter was a slight downward trend in our attrition statistics. In fact, the third quarter compared to the first half of 2008, particularly in our drilling function, which for us is, obviously, a critical function. Attrition, annualized attrition dropped by 30%. So I think that is encouraging. As Bob said in his opening remarks, I think our people are going to really realize the benefits of working for a company like Transocean in an environment like this.

Jud Bailey - Jefferies & Co. - Analyst

That’s interesting. And my last question is more of kind of big picture in nature. When you are — about newbuild activity and I would be curious to get you perspective given how busy you guys have been in the Korean yards or one in particular. When you look at some of the Korean yards, historically, a lot of their business has been derived from the tanker business and container ships and whatnot and the order levels there have declined substantially. Do any of you get the sense that some of the Korean yards, as those orders fall off, may look to offset the decline in that business by potentially looking to build drillships or offshore rigs and if so, would they have to bring down prices to facilitate a little more newbuild activity?

Steven Newman - Transocean Inc. - President & COO

Jud, I was in the Korean shipyards over the weekend, so I had the opportunity to talk with both of the yards we are in there and I think what you say is true. They are seeing a decrease in their order book. I am not sure that that is going to provide a lot of immediate incentive for them to engage in dramatic price reductions. I think we are going to see some cost reductions flow through there as a result of declining commodity prices. But I am not sure that that is going to drive a lot of primary demand for the construction of drilling rigs.

Jud Bailey - Jefferies & Co. - Analyst

Okay. And could you comment on maybe the level of price decline you may see in the next six to 12 months for newbuilds?

Steven Newman - Transocean Inc. - President & COO

Very difficult for us to forecast any sort of decline that would be anything definitive or very crisp for you.

Jud Bailey - Jefferies & Co. - Analyst

Would you want to wager a guess?

Bob Long - Transocean Inc. - CEO

It would be a wild guess. I don’t think it is worth doing.

Jud Bailey - Jefferies & Co. - Analyst

Okay, fair enough. Thank you.

Operator

Collin Gerry, Raymond James.

Collin Gerry - Raymond James - Analyst

Hey, good morning. I appreciate the detailed guidance you gave us. It seems like currency exposure was a relatively large thing. Could you walk us through what percentage, even on the revenue and the cost side and maybe on your newbuild side, how much currency exposure you all have and really how that works through the guidance?

Greg Cauthen - Transocean Inc. - SVP & CFO

Sure. On the newbuild side, we don’t have any currency exposure. All those contracts are turnkey contracts, priced in US dollars. The shipyard hedges their currency exposure when we signed the contract, but we don’t or we assume they do, but we don’t have any currency exposure on those contracts.

On our operating and maintenance expense, we certainly have currency exposure around the world. A lot of our crews are nationals that we pay in the local currency and a lot of the rope, soap and dope. I guess as a rough guideline, if you look at where currency levels are today versus where they were two months ago, that had a rough impact on our estimates of 2009 costs of about $250 million. So that has sort of pegged our range. The low point of the range being where currency rates are today, the high point being where they were a few months ago.

Now offsetting that, our revenues, and you saw most of this in the fleet status report, changed by about $100 million or estimated revenues next year. So we have some natural hedge in our backlog, but only roughly about 40%.

Collin Gerry - Raymond James - Analyst

Okay, I appreciate it. Most of my other questions have been answered.

Operator

Mike Drickamer, Morgan Keegan.

Mike Drickamer - Morgan Keegan - Analyst

Bob, I wanted to follow up on the market for newbuilds out there. You commented earlier that you thought it would be best for the industry if some of these newbuilds that were being built by speculators actually got canceled. What do you think are the chances of that actually happening?

Bob Long - Transocean Inc. - CEO

I am not sure we are in a position to really make any solid guesses on that. We know that there is a number of speculators, if you will, who have a number of rigs on order. Some of them haven’t cut steel yet. What their deals with the shipyard are, what it would cost to cancel, all of those factors that would have to go into any decision that would result in a cancellation is something that we are not — we don’t have any particular knowledge of. So I couldn’t really handicap that one for you.

Mike Drickamer - Morgan Keegan - Analyst

Okay. That’s all I have. Everything else has been answered. Thank you.

Operator

[Kevin Malone], RBS Greenwich Capital.

Dan Krasner - RBS Greenwich Capital - Analyst

Hey, guys. This is Dan Krasner with Kevin Malone. How are you? Just a quick question. Are there — in any of your contracts, is there an embedded put below some oil index price where your counterparty can nullify the contract or go back to the table?

Bob Long - Transocean Inc. - CEO

No, negative. There are no cancellation rights based on oil price or frankly anything else other than the natural cancellation rights for nonperformance if we breach the contract. Other than that, we have got solid contracts.

Dan Krasner - RBS Greenwich Capital - Analyst

Great. Thanks a lot, guys. That’s all I have.

Operator

Kurt Hallead, RBC Capital Markets.

Kurt Hallead - RBC Capital Markets - Analyst

Hey, good morning. Hey, Bob, in your long history in the business, given the many cycles you have kind of been through, obviously, you have had a lot of these questions come up in the past. Looks pretty proven that you haven’t had any rig cancellations or anything along those lines. I think a lot of investors are nervous, clearly on the heels of what Aramco is trying to accomplish with respect to the [Anetha] project and then what the potential fallout of that may be.

I guess my question just relates to — we’ve seen a lot of things happen here in recent months that really didn’t have much historical precedents. So how much conviction do you guys have in your ranks that the customers aren’t really going to come back and say, you know what, all bets are off and we are going to rip this up and start from scratch? So I guess I am asking you to stress test your conviction on the durability of investor demand, especially on the deepwater front?

Bob Long - Transocean Inc. - CEO

Well, Kurt, I just don’t consider that to be a likely scenario at all. Most of our customers are the big, international oil companies who honor contracts. They have been in this business — they are in the business for a long time. They are not going to come and just breach a contract. For one thing, they know that they would get sued over it and if they just breached, they are almost certainly going to lose given the strength of our contracts. So I just can’t see that happening. Now is there a possibility that one small player someplace does that? Sure, I guess you would have to say that that is possible. But in terms of any material customer doing something like that, I just don’t see that as likely at all.

Kurt Hallead - RBC Capital Markets - Analyst

Okay. I also just have one suggestion. Maybe next year you can have an Analyst Day in the Swiss Alps. How does that sound?

Greg Cauthen - Transocean Inc. - SVP & CFO

Done.

Bob Long - Transocean Inc. - CEO

Taken under consideration.

Kurt Hallead - RBC Capital Markets - Analyst

Great. Thanks.

Operator

David Smith, JPMorgan.

David Smith - JPMorgan - Analyst

Good morning. Deepwater development activity has been growing for the past few years at the expense of exploration programs and it seems that a good chunk of the incremental demand going forward is to catch up on exploration. I am wondering if you have a rough sense of what portion of your forward deepwater demand might be committed to exploration.

Bob Long - Transocean Inc. - CEO

I don’t. Terry?

Terry Bonno - Transocean Inc. - VP, Marketing

I think that in looking at the percentages, I think it would be just a guess. We haven’t sat down and actually analyzed the ratios of exploration to the developments, but in the provinces of Brazil certainly and Angola and Gulf of Mexico, a lot of that is going to be the development of the current fields that are out there.

Bob Long - Transocean Inc. - CEO

We don’t have specific percentages that we could give you, but I think clearly a significant majority of the backlog for the big rigs is development work for development projects in Angola, Brazil, Gulf of Mexico, India, projects that they have got. There are a number of contracts that have been signed that are targeting exploration, but the ones that I can think of off the top of my head are two or three or four. So I am fairly confident that a significant part is development, not exploration.

David Smith - JPMorgan - Analyst

Great. I appreciate it.

Operator

Dan Pickering, Tudor, Pickering, Holt.

Dan Pickering - Tudor, Pickering, Holt - Analyst

Good morning, guys. Most of the questions have been asked, but a couple that I would like some clarification on. One, I guess the move to Switzerland, does that change the ability for you guys to do things like share repurchase or special dividends? Are there any rules that would make that impossible or harder?

Bob Long - Transocean Inc. - CEO

No, it doesn’t change what we can do; it changes some of the mechanics. We have to get — I think the most significant one is that we have to have shareholder approval for any stock repurchase or dividend program that we want to institute. So anything that we do along that line would come up at our annual meeting in May. So that would mean that you would see any proposal that we plan to put forward in our proxy, which would come out — I guess it would be about March of next year.

Dan Pickering - Tudor, Pickering, Holt - Analyst

Okay. So it sounds like the actions you take here — I assume there is no legacy, you can’t carry it over. So if you had it in place in the current incorporation, it doesn’t carry over into the Swiss incorporation, so essentially cash returned to shareholders, whatever you decide to do whenever you decide to do it, it is probably not coming before that May time period?

Bob Long - Transocean Inc. - CEO

That’s correct.

Dan Pickering - Tudor, Pickering, Holt - Analyst

Okay. And then, Bob, if you could just — or someone — could talk a little bit about the newbuild drillship contract you just signed. Bob, you said customers are using the current environment to push and so it is harder to get rates. I assume Exxon was doing the same thing or had this been going on for so long that those terms had been set long ago?

Bob Long - Transocean Inc. - CEO

Well, Dan, I don’t think we want to talk specifically about any individual negotiation. Exxon, obviously, is a very good negotiator. We were happy with that day rate, which we thought was an excellent contract and an excellent rate. I am happy to be out of the speculative newbuild business, so I think we will just leave it at that.

Dan Pickering - Tudor, Pickering, Holt - Analyst

Okay. I guess your comment there implies that you are not interested in getting back in the speculative newbuild business.

Bob Long - Transocean Inc. - CEO

That is correct.

Dan Pickering - Tudor, Pickering, Holt - Analyst

Thank you.

Bob Long - Transocean Inc. - CEO

I think we have time for just one more question.

Operator

Alan Laws, Merrill Lynch

Alan Laws - Merrill Lynch - Analyst

Hi, I think most of mine here have been asked. Yes, I have one. I’ve got a couple here of kind of follow-up questions. You mentioned opportunities out there given the current backdrop, but you also mentioned not wanting to kind of bail out speculators in the early stages. Can you talk a little bit about what the opportunities are out there for you to make any acquisitions or what you were referring to?

Bob Long - Transocean Inc. - CEO

Well, I don’t want to mention any particular names of people that we might have had conversations with, but I think you can look at the newbuilds that are on order out there and see the ones that are on order from nontraditional players, particularly ones that have multiple units where the financing may or may not have been finalized. There are clear opportunities there because people are struggling to line up their financing and either they can’t get it at all or the cost of it is significantly different from what they had originally contemplated when they entered into their building contract. Whether or not any of those opportunities actually come to fruition is just hard to tell at this point. And clearly, there will be competition if they do. If reasonable opportunities develop, then we are not the only established contractor that might be interested.

Alan Laws - Merrill Lynch - Analyst

As far as size goes, I know you’ve — your acquisition of GSF, you are forced to sell or in the process of trying to sell those two floaters. Is there a size of a company out there that globally you would be limited to if they were mostly deepwater rigs because of competition issues?

Bob Long - Transocean Inc. - CEO

You are asking if there would be antitrust issues in terms of us trying to acquire someone else?

Alan Laws - Merrill Lynch - Analyst

Yes. What size would that — where would you run into that barrier?

Bob Long - Transocean Inc. - CEO

I am not sure it is a function just of size. I think it is a function of where the rigs are, what jurisdictions and I am not sure that we wouldn’t run into a problem, even with a relatively small number of rigs if they were concentrated in one market. So I am not sure that there is a real crisp answer to that question.

Alan Laws - Merrill Lynch - Analyst

Okay. And the last question is do, kind of like back to the cash return issue, it looks like you’ll be pushing that off. But when you look at your stock price, and a lot of people have been asked this, for all your oil service peers and driller peers, is after this kind of a meltdown in the group, at what level would you step up and buy the stock? No one seems to want to do it except for BJ Services and it looks like they are at four-year lows for the most part. Can you talk a little bit about how you look at the repo program versus where the stock price is?

Bob Long - Transocean Inc. - CEO

Well, I don’t think we want to talk about specific stock levels, but I would tell you that when we saw our stock reach the lows that it reached in this environment, we thought it was so significantly undervalued that we had to ask ourselves did we want to do something to accelerate our program and ignore the thumb rule of the guideline we had established of $5 billion of cash flow backlog in excess of debt. It was tempting, but given the state of the markets here and the uncertainty in the capital markets, we concluded that prudence was better guidance and therefore, we decided we are not going to get serious about trying to accelerate a stock repurchase. Beyond that, I am not sure we can say much about the stock other than I think it is significantly undervalued where it is, for sure.

Alan Laws - Merrill Lynch - Analyst

Okay, great. I like that answer. I’ll turn it back.

Bob Long - Transocean Inc. - CEO

Okay, I think that that’s all we had time for. We appreciate everybody joining us today and we will look forward to talking to you again in the future. Thank you.

Operator

This does conclude today’s presentation. We thank everyone for their participation. You may disconnect your lines at any time and have a good day.